Exhibit 99.13

AMENDED AND RESTATED ROLLOVER AGREEMENT

This AMENDED AND RESTATED ROLLOVER AGREEMENT, dated as of June 30, 2026 (this “Agreement”), is entered into by and among Stallion Group Parent, LP, a Delaware limited partnership (“Parent”), Stallion Intermediate Corporation, a Delaware corporation (“Intermediate”), and the undersigned (the “Investor”). Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Intermediate has entered into that certain Agreement and Plan of Merger, dated as of March 2, 2026 (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), with Stallion Mergersub Corporation, a Delaware corporation and wholly-owned direct subsidiary of Intermediate (“Merger Sub”), and Select Medical Holdings Corporation, a Delaware corporation (the “Company”), pursuant to which (a) at the Effective Time, Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease and (c) the Company shall continue as the surviving corporation and a wholly owned Subsidiary of Intermediate (the “Merger” and, together with the other transactions contemplated by the Merger Agreement and this Agreement, collectively, the “Transactions”), upon the terms and subject to the conditions set forth therein;

WHEREAS, the Investor and Intermediate are parties to that certain Rollover Agreement, dated as of March 2, 2026 (the “Original Agreement”), and such parties desire to amend and restate the Original Agreement in its entirety as set forth herein;

WHEREAS, as of the date hereof, the Investor beneficially owns, directly or indirectly, the number of shares of the Company’s common stock, par value $0.001 per share, that are not Company Restricted Shares as set forth under the heading “Rollover Unrestricted Shares” on Schedule I hereto (the “Subject Securities”);

WHEREAS, on the terms and subject to the conditions of this Agreement, the Investor desires, at the Contribution Closing (as defined herein), to contribute to Intermediate all of its Subject Securities free and clear of any and all Liens (other than restrictions on the right to sell or otherwise dispose of such shares imposed by state and federal securities laws) in exchange for the issuance by Intermediate to the Investor of a number of newly issued shares of common stock of Intermediate equal to the number of such Subject Securities (the “Intermediate Exchange Interests” and the contribution and exchange described in this recital, the “Intermediate Rollover”).

WHEREAS, immediately after the Intermediate Rollover, on the terms and subject to the conditions of this Agreement, the Investor desires to contribute to Parent all of the Intermediate Exchange Interests that the Investor received in the Intermediate Rollover in exchange for the issuance by Parent to the Investor of the number of newly issued limited partnership interests of Parent (designated as “Class A Units”) set forth under the heading “Parent Exchange Interests” on Schedule I hereto and having an equivalent value to the Intermediate Exchange Interests (the “Parent Exchange Interests” and, together with the Intermediate Exchange Interests, the “Exchange Interests” and the contribution and exchange described in this recital, the “Parent Rollover” and, together with the Intermediate Rollover, the “Rollover”);

WHEREAS, in furtherance of the foregoing, the Investor shall, contingent upon the consummation of the Transactions in accordance with the Merger Agreement, waive any and all of such Investor’s rights under the Merger Agreement to receive cash consideration (including the Merger Consideration) in exchange for the Subject Securities in connection with the Transactions;

WHEREAS, following the Contribution Closing, the Subject Securities shall be held by Intermediate, be unaffected by the Merger and remain issued and outstanding equity interests in the Company;

WHEREAS, for United States federal and applicable state and local income tax purposes, it is intended that (a) the Intermediate Rollover qualifies as a contribution described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) the Parent Rollover qualifies as a contribution described in Section 721(a) of the Code (collectively, the “Intended Tax Treatment”); and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I       CONTRIBUTION

1.1.       Contribution. At the Contribution Closing, upon the terms and subject to the conditions of this Agreement, (a) the Investor hereby agrees to consummate the Intermediate Rollover, (b) Intermediate hereby agrees to issue to the Investor the Intermediate Exchange Interests pursuant to the Intermediate Rollover, (c) the Investor hereby agrees to consummate the Parent Rollover immediately following the Intermediate Rollover and (d) Parent hereby agrees to issue to the Investor the Parent Exchange Interests pursuant to the Parent Rollover. The Investor acknowledges that (i) such Investor will not receive any cash payment for the Subject Securities pursuant to the Transactions and (ii) the Parent Exchange Interests will be subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of Parent, dated as of the date hereof (the “Parent LPA”).

1.2.       Contribution Closing. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.3, the Rollover will take place at the time specified in Section 1.3 (the “Contribution Closing”).

1.3.       Conditions to Obligations. The Contribution Closing will occur immediately prior to the Closing; provided, that if the other transactions contemplated by the Merger Agreement to be consummated at Closing are not consummated within 48 hours of the Contribution Closing, the transactions contemplated by this Agreement shall be unwound and the Contribution Closing shall be null and void ab initio and of no further force or effect and be deemed to not have occurred.

2

1.4.       Contribution Closing Deliverables. At the Contribution Closing and subject to the satisfaction of the obligations set forth in Section 1.3, the Investor shall deliver to Parent and Intermediate (a) a duly executed counterpart signature page to the Parent LPA in the form attached hereto as Exhibit A, (b) if applicable, a duly executed copy the Consent of Spouse in the form attached hereto as Exhibit B, and (c) an Internal Revenue Service Form W-9 or Form W-8, as applicable (the deliverables set forth in the foregoing clauses (a)-(c), the “Contribution Closing Deliverables”). The Investor will, reasonably promptly after the Contribution Closing, provide Intermediate with information in the Investor’s possession regarding the Investor’s holding period and tax basis in the Subject Securities.

1.5.       Tax Treatment. Intermediate, Parent and the Investor will report the Rollover in a manner consistent with the Intended Tax Treatment, except as otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

1.6.        Termination. This Agreement shall automatically terminate if, at any time prior to the Contribution Closing, the Merger Agreement shall have been validly terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 1.6, this Agreement, as well as the Contribution Closing Deliverables set forth in Section 1.4, shall forthwith become wholly void and of no further force or effect (except Article IV, which shall survive such termination) and there shall be no liability on the part of any parties hereto or their respective officers or directors under this Agreement. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any Willful and Material Breach of this Agreement occurring prior to the termination of this Agreement. For the avoidance of doubt, until the termination of this Agreement in accordance with this Section 1.6, the obligations of the Investor shall apply whether or not the Company Board (acting upon the Special Committee Recommendation) or the Special Committee has effected a Change of Company Recommendation.

II       REPRESENTATIONS AND WARRANTIES

2.1.       Representations and Warranties of the Investor. The Investor represents and warrants to Parent and Intermediate that:

(a)       The Investor is competent to, and has sufficient capacity to, execute and deliver this Agreement and the agreements contemplated hereby and to perform the Investor’s obligations hereunder and thereunder. This Agreement has been, and at the Contribution Closing the other definitive documentation (including, as applicable the Contribution Closing Deliverables) will be, duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery of this Agreement and the other definitive documentation, as applicable, by the other parties thereto, as applicable, this Agreement constitutes, and the other definitive documentation (including, as applicable the Contribution Closing Deliverables) will constitute, the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its and their terms, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3

(b)       The execution, delivery and performance by the Investor of this Agreement and the agreements contemplated hereby and the consummation by the Investor of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to the Investor or such Investor’s properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Investor or such Investor’s properties or assets; or (iii) result in any material breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Investor is a party or by which the Investor or such Investor’s properties or assets are bound, except, in the case of clauses (i), (ii) and (iii) for violations, conflicts or breaches that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(c)       As of immediately prior to the Contribution Closing, the Investor will hold, directly or indirectly, of record and beneficially own the Subject Securities, free and clear of all Liens (other than any restrictions imposed by state and federal securities Laws and pursuant to this Agreement and the Merger Agreement). As of the date hereof and on the date of and immediately prior to the Contribution Closing, the Investor will not be a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement, the Merger Agreement and the organizational documents of the Company) that could require, or restrict or impair the ability of, the Investor to sell, transfer or otherwise dispose of any of the Subject Securities.

(d)       As of the date of this Agreement, there is no audit, suit, proceeding, claim, examination, deficiency, assessment, investigation or other action pending or, to the knowledge of the Investor, threatened against either of the Investor or any of such Investor’s assets, as applicable, and neither the Investor nor any of such Investor’s assets is the subject of any order of a Governmental Entity, in each case, other than any such action or order that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(e)       Exchange Interests Unregistered. The Investor acknowledges and represents that the Investor has been advised by Parent and Intermediate that:

(i)       following the consummation of the Transactions, the Exchange Interests are being acquired in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom, and will not be registered under the Securities Act or under any state securities Law;

(ii)       the Investor must continue to bear the economic risk of the investment in the Exchange Interests unless and until the offer and sale of such Exchange Interests are subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available;

4

(iii)       following the consummation of the Transactions, it is not anticipated that there will be any public market for the Exchange Interests in the foreseeable future; and

(iv)       following the consummation of the Transactions, a notation shall be made in the appropriate records of Parent and Intermediate indicating that the Exchange Interests are subject to restrictions on transfer.

(f)       Additional Investment Representations.

(i)       The Investor’s financial situation is such that the Investor (x) can afford to bear the economic risk of holding the Exchange Interests for an indefinite period of time, (y) has adequate means for providing for the Investor’s current needs and personal contingencies and (z) can afford to suffer a complete loss of the Investor’s investment in the Exchange Interests. The Investor understands that it may not be able to liquidate its investment in Parent or Intermediate in an emergency, if at all, and the Investor can afford a complete loss of the investment.

(ii)       The Investor’s knowledge and experience in financial and business matters are such that the Investor is capable of evaluating the merits and risks of its investment in the Exchange Interests.

(iii)       The Investor has been given the opportunity to ask questions of, and to receive answers from, Parent, Intermediate and their respective representatives concerning Parent, Intermediate, the Rollover and the Transaction and the terms and conditions of the waiver of the Investor’s right to receive the Merger Consideration for the Subject Securities in connection with the Transactions.

(iv)       The Investor is acquiring the Exchange Interests for the Investor’s own account as principal, not as nominee or agent, for investment purposes only, not for any other person or entity and not for the purposes of resale or distribution.

(v)       The Investor understands that, following the Closing, the consolidated total indebtedness of Parent and its subsidiaries may be significantly greater than the consolidated total indebtedness of Parent and its subsidiaries prior to the Closing Date.

(vi)       The Investor is (x) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or (y) an entity in which all equity owners are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(vii)       Nothing contained in this Agreement shall be deemed to obligate Parent, Intermediate or any of their respective Affiliates to employ the Investor in any capacity whatsoever or to prohibit or restrict Parent, Intermediate or any of their respective Affiliates from terminating the employment of the Investor at any time or for any reason whatsoever, with or without cause (subject to any terms of employment contained in any separate agreement between the Company or any of its Affiliates and the Investor).

5

2.2.       Representations and Warranties of Parent and Intermediate. Parent and Intermediate, each with respect to itself, represents and warrants to the Investor that:

(a)       Each of Parent and Intermediate is duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used, in the case of each of clauses (i) and (ii), except where the failure would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Intermediate’s ability to perform its respective obligations under this Agreement and consummate the Rollover and the transactions contemplated hereby.

(b)       Each of Parent and Intermediate has the necessary legal power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement has been, and at the Contribution Closing the other definitive documentation (including the Contribution Closing Deliverables) will be, duly and validly authorized by all necessary limited partnership or corporate action, as applicable, on the part of Parent and Intermediate, and no other limited partnership or corporate proceedings on the part of Parent or Intermediate are necessary to authorize this Agreement and the Rollover and the transactions contemplated hereby. This Agreement has been, and at the Contribution Closing the other definitive documentation will be, duly executed and delivered by Parent and Intermediate and, assuming the due authorization, execution and delivery of this Agreement and the other definitive documentation, as applicable, by the other parties thereto, as applicable, this Agreement constitutes, and the other definitive documentation will constitute, the valid and binding obligation of Parent and Intermediate, enforceable against Parent and Intermediate in accordance with its and their terms, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)       All of the Exchange Interests to be issued to the Investor pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and free and clear of any Liens (other than any restrictions imposed by state and federal securities Laws and pursuant to this Agreement, the Merger Agreement, the organizational documents of Parent or Intermediate, as applicable, and any other agreement between the Investor and Parent or Intermediate).

(d)       The execution, delivery and performance by Parent and Intermediate of this Agreement and the agreements contemplated hereby and the consummation by Parent and Intermediate of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to Parent or Intermediate or their respective properties or assets; (ii) violate any constituent or organizational documents of Parent or Intermediate; (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Parent or Intermediate or their respective properties or assets; or (iv) result in any material breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which Parent or Intermediate is a party or by which Parent or Intermediate or their respective properties or assets are bound, except, in the case of clauses (i), (ii), (iii) and (iv), for violations, conflicts or breaches that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

6

(e)       As of the date of this Agreement, there is no audit, suit, proceeding, claim, examination, deficiency, assessment, investigation or other action pending or, to the knowledge of Parent or Intermediate, threatened against Parent or Intermediate, and neither Parent nor Intermediate is the subject of any order of a Governmental Entity, other than any such action or order that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(f)       Parent and Intermediate were each formed solely for the purpose of engaging in the Transactions and has engaged in no other business activities or operations, other than, as applicable, (i) as contemplated by this Agreement, the Merger Agreement and matters ancillary thereto or related to the transactions contemplated by this Agreement and the Merger Agreement (including the financing thereof) or (ii) such activities or operations that would not materially delay or materially impair the consummation of the transactions contemplated hereby.

III       OTHER COVENANTS

3.1.       Sale of Ownership Interests. From and after the date hereof until the Closing, the Investor acknowledges and agrees that such Investor will not sell, dispose of, assign, pledge, collateralize, encumber or otherwise transfer any of such Investor’s Subject Securities without obtaining the prior written consent of Intermediate.

3.2.       Deliverables. In connection with the execution of this Agreement, the Investor (and the Investor’s spouse, if applicable) shall have executed and/or delivered copies of the applicable Contribution Closing Deliverables, which, contingent upon the consummation of the Merger, shall be effective as of the Closing Date.

3.3.       Merger Agreement.

(a)       The Investor acknowledges and agrees that the Investor shall not make any public announcements regarding the Transactions, except as required by Law or in the Investor’s capacity as an officer or director of the Company or its Affiliates.

(b)       Except to the extent set forth in Section 1.6 hereof, none of the parties hereto or any of their respective officers, directors or Affiliates (other than the parties to the Merger Agreement to the extent set forth in the Merger Agreement) will have any liability or obligation to the other parties hereto with respect to this Agreement resulting from or arising out of any termination of the Merger Agreement or any failure to complete the Transactions with respect to the Merger Agreement, or any breach thereof by any of the parties thereto. The sole remedies of the parties hereto in such case shall be under the Merger Agreement (if any).

7

(c)       The Investor hereby agrees to waive, refrain from and not to commence, participate in, assist or knowingly encourage in any way, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any legal claim or Proceeding, derivative or otherwise, against the Releasees (as defined below) (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim or Proceeding seeking to enjoin or delay the Closing) and (ii) arising out of or related to the Merger Agreement (including the Merger Consideration and any claims or Proceedings alleging a breach of fiduciary duty, or any other duty, in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby (including the negotiation or entry into any such agreement)); provided, however, that nothing contained herein shall operate as a waiver or restrict the Investor from commencing, participating in, assisting or knowingly encouraging in any way, any action to assert the rights of the Investor arising under this Agreement, or any of the other agreements or documents to be entered into among the Investor, Parent, Intermediate or their respective Affiliates in connection with the Transactions or any employment or similar arrangement with the Company (including rights to indemnification and expense reimbursement under organizational documents and any applicable insurance) and any exhibits, schedules or other attachments thereto and any documentation implementing any of the terms thereof.

(d)       The Investor, on behalf of itself and each of its Affiliates and Representatives, hereby waives, releases and forever discharges (i) all appraisal rights under Section 262 of the DGCL related to the Merger and (ii) Parent, Intermediate, the Company and each of their respective individual, joint or mutual and past, present and future Representatives, Affiliates, stockholders, controlling persons, Subsidiaries and successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Proceedings, Orders, obligations, Contracts, agreements and debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Investor, its Affiliates or any of their respective Representatives now has, have ever had or may hereafter have against the respective Releasees arising in connection with the Transactions; provided, however, that nothing contained herein shall operate to release any rights of the Investor arising under this Agreement or any of the other agreements or documents to be entered into among the Investor, Parent, Intermediate or their respective Affiliates in connection with the Transactions or any employment or similar arrangement with the Company (including rights to indemnification and expense reimbursement under organizational documents and any applicable insurance). The Investor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(e)       The Investor acknowledges and agrees that (i) the Intermediate Exchange Interests shall constitute the sole consideration that the Investor is entitled to receive in exchange for the Investor’s Subject Securities and (ii) the Parent Exchange Interests shall constitute the sole consideration that the Investor is entitled to receive in exchange for the Investor’s Intermediate Exchange Interests.

8

3.4.       [Intentionally Omitted.]

3.5.       Agreement to Vote. Subject to the terms of this Agreement, the Investor hereby irrevocably and unconditionally agrees that, from the date of this Agreement until the valid termination of this Agreement, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Investor shall (or shall cause the holder of record of the Investor’s Subject Securities to), in each case to the fullest extent that the Investor is entitled to vote the Investor’s Subject Securities thereon in the Investor’s capacity as a stockholder (a) appear (in person or by proxy) at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) any written consents with respect to, as applicable, all of the Investor’s Subject Securities (in the Investor’s capacity as record or beneficial owner of the Subject Securities) (i) (w) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated therein, including the Merger, (x) in favor of any proposal by the Company to adjourn, recess or postpone any meeting of the stockholders of the Company to a later date that complies with Section 7.4 of the Merger Agreement, (y) in favor of any other matters necessary, presented or proposed for the transactions contemplated by the Merger Agreement, including the Merger, to be timely consummated and (z) in favor of any other matter in respect of which approval of the Company’s stockholders is expressly requested by the Company Board in connection with the Company’s stockholders’ adoption of the Merger Agreement and the approval of the transactions contemplated therein, including the Merger; (ii) against any action, agreement or transaction that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of (x) the Company, Intermediate or Merger Sub contained in the Merger Agreement or (y) the Investor contained in this Agreement or (B) result in any of the conditions set forth in Article VIII of the Merger Agreement not being satisfied or result in the satisfaction of any of the conditions set forth in Article VIII of the Merger Agreement being delayed; and (iii) against any Company Acquisition Proposal or other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided that the foregoing shall not require the Investor to vote against any Company Acquisition Proposal or any other proposal made in opposition to the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement if, prior to such vote, the Company has terminated the Merger Agreement pursuant to Section 9.3(a) of the Merger Agreement. From the date of this Agreement until the valid termination of this Agreement, the Investor shall (x) retain at all times (A) record or beneficial ownership of the Investor’s Subject Securities and (B) the right to vote its respective Subject Securities in such Investor’s sole discretion on any matters other than those set forth in this Section 3.5 that are at any time or from time to time presented for consideration to the Company’s stockholders generally and (y) not consent, in its capacity as a stockholder of the Company, to matters inconsistent with the voting obligations set forth in the preceding clauses (ii) through (iii). The obligations of the Investor specified in this Section 3.5 shall apply whether or not there has been a Change of Company Recommendation. Except as set forth in this Section 3.5, nothing in this Agreement shall limit the right of the Investor to vote in favor of, against or abstain with respect to any matter presented to the stockholders of the Company. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Investor from acting in the Investor’s capacity as a director of the Company (but not as a stockholder) or fulfilling the obligations of such office (including, for the avoidance of doubt, complying with the Investor’s fiduciary duties owed to the Company), including by voting, in the Investor’s capacity as a director of the Company (but not as a stockholder), in the Investor’s sole discretion on any matter.

9

3.6.        Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction in the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities and the term “Subject Securities” shall be adjusted accordingly to reflect such stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction.

IV       MISCELLANEOUS

4.1.       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with proof of delivery), or by email (with confirmation by return email) to the respective parties hereto at the following addresses (or at such other addresses for a party as shall be specified in a notice given in accordance with this Section 4.1):

(a)       if to Intermediate:

Stallion Intermediate Corporation

c/o WCAS XIV, L.P.

599 Lexington Ave, Suite 1800

New York, NY 10022

Attention: Ting Gu

Email: TGu@wcas.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

375 Ninth Avenue

New York, NY 10001

Attention: Minh Van Ngo

Andrew M. Wark

Email: mngo@cravath.com

awark@cravath.com

and

Ropes & Gray LLP

1211 6th Avenue

New York, NY 10036

Attention: Scott A. Abramowitz

Craig E. Marcus

Email: scott.abramowitz@ropesgray.com

craig.marcus@ropesgray.com

10

(b)       if to Parent:

Stallion Group Parent, LP

c/o WCAS XIV, L.P.

599 Lexington Ave, Suite 1800

New York, NY 10022

Attention: Ting Gu

Email: TGu@wcas.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

375 Ninth Avenue

New York, NY 10001

Attention: Minh Van Ngo

Andrew M. Wark

Email: mngo@cravath.com

awark@cravath.com

and

Ropes & Gray LLP

1211 6th Avenue

New York, NY 10036

Attention: Scott A. Abramowitz

Craig E. Marcus

Email: scott.abramowitz@ropesgray.com

craig.marcus@ropesgray.com

(c)       if to the Investor, to:

To the address set forth on the Investor’s signature page hereto.

4.2.       Governing Law; Jurisdiction.

(a)       THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

11

(b)       The parties hereto irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding by sending notice in accordance with Section 4.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 4.2(c), TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE.

4.3.       No Covenants. The parties agree that the Subject Securities are fully vested, earned, and non-forfeitable, and are not subject to any terms or conditions except as otherwise set forth in this Agreement and the Merger Agreement.

12

4.4.        Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that Section 3.5 shall inure to the benefit of, and be enforceable by, the Company (acting at the direction of the Special Committee).

4.5.       Limitation on Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 4.5 shall be null and void; provided, however, that, subject to the requirements of applicable Law, Parent or Intermediate may assign all or a portion of its rights and obligations hereunder to any Affiliate; provided, further, that no such assignment shall (i) impede or delay the consummation of the transactions contemplated by this Agreement or (ii) relieve Parent or Intermediate of its obligations hereunder.

4.6.       Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.7.       Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.8.       Amendments and Waivers. No amendment, modification or supplement to this Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Parent, Intermediate and the Investor. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the party charged therewith. For the avoidance of doubt, any amendment, modification, supplement or waiver of Section 3.5 shall require the prior written consent of the Company (acting at the direction of the Special Committee).

4.9.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, oral or written with respect to such matters, including, for the avoidance of doubt, the Original Agreement.

13

4.10.       Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.11.       Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party hereto agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to seek (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties hereto acknowledge and agree that the right of specific performance contemplated by this Section 4.11 is an integral part of the transactions contemplated hereunder, and without that right, neither Parent, Intermediate nor the Investor would have entered into this Agreement.

4.12.       Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors, controlling persons or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated by this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the transactions contemplated by this Agreement shall be sought or had against any Non-Recourse Party. Notwithstanding anything to the contrary herein, no party hereto hereby waives any right to enforce its rights granted hereunder or granted under any of the other agreements or documents to be entered into among the Investor, Parent, Intermediate or their respective Affiliates in connection with the Transactions against any other party thereto, and any exhibits, schedules, or other attachment thereto and any documentation implementing any of the terms thereof, against any other party thereto (in each case, subject to the terms and conditions thereof).

14

4.13.       Confidentiality. The Investor agrees that such Investor shall not, either directly or indirectly, disclose to any Person the terms of, or the negotiations and/or considerations leading to, this Agreement and the Merger Agreement, or any other information related to the Transactions (the “Confidential Information”); provided that the term “Confidential Information” shall not include information that was, is now, or becomes generally available to the public, including in any public disclosure by Parent, Intermediate, their respective Affiliates or otherwise, other than as a result of a disclosure by the Investor in violation of this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Investor from disclosing the Confidential Information to (a) any of the Investor’s Representatives with a need to know the Confidential Information for the purposes of entry into this Agreement and as necessary in connection with tax filings, legal matters or other non-commercial purposes; provided that the Investor shall be responsible for its representatives maintaining the confidentiality of the Confidential Information pursuant to this Section 4.13, and (b) disclosures required by Law; provided that the Investor shall, to the extent reasonably practicable and legally permissible, give Parent and Intermediate prompt written notice of such requirement to enable Parent and Intermediate to seek a protective order or other appropriate remedy (at their sole expense) and/or waive compliance with this Agreement; provided, further, that (i) with respect to public disclosure required by applicable securities Laws or the rules or regulations of the New York Stock Exchange or any United States national securities exchange on which any of the Company Shares are then traded, the party making such disclosure shall use its reasonable best efforts to consult with the other parties hereto before making any such public disclosure and (ii) with respect to any other compelled disclosure, the Investor shall, to the extent reasonably practicable and legally permissible, give Parent and Intermediate prompt written notice of such requirement to enable Parent and Intermediate to seek a protective order or other appropriate remedy (at their sole expense) and/or waive compliance with this Agreement. If the Investor fails to obtain such protective order or other appropriate remedy to preclude the disclosure of any Confidential Information, the Investor shall only disclose that portion of the Confidential Information which the Investor is required to disclose by Law.

[Signature Pages Follow]

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PARENT:

Stallion Group Parent, LP

By:	Stallion Group Parent GP, LLC, its general partner

By:	/s/ Ting Gu
	Name:	Ting Gu
	Title:	Vice President & Secretary

INTERMEDIATE:

Stallion Intermediate Corporation

By:	/s/ Ting Gu
	Name:	Ting Gu
	Title:	Vice President & Secretary

INVESTOR:

/s/ Robert A. Ortenzio

Name:	Robert A. Ortenzio

Address:	c/o Select Asset Management & Trust
4732 Gettysburg Road,
Suite 401
Mechanicsburg, PA 17055

Email:	rortenzio@selectmedical.com

Exhibit A

Counterpart to Parent LPA

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

LIMITED PARTNERS

[●]

By:
Name:
Title:

Date:
Name:

Address:

State of Residence

Email:

(if different from above)

Control Person:

Taxable Year:

Exhibit B

Consent Of Spouse

I, _________________, the undersigned spouse of ______________ (the “Investor”), hereby acknowledge that I am aware that the Amended and Restated Rollover Agreement, dated as of [●], 2026, by and among Stallion Group Parent, LP, a Delaware limited partnership, Stallion Intermediate Corporation, a Delaware corporation, and my spouse (the “Rollover Agreement”) imposes certain transfer obligations and restrictions on my spouse’s Subject Securities (as defined in the Rollover Agreement). I agree that my spouse’s interest in the Subject Securities is subject to the Amended and Restated Rollover Agreement and the agreements to be entered into in connection therewith (including the Parent LPA (as defined in the Rollover Agreement)) and any interest I may have in such Subject Securities shall also be irrevocably bound by the Rollover Agreement and the agreements to be entered into in connection therewith and, further, that my community property interest in such Subject Securities, if any, shall be similarly bound by the Rollover Agreement and the agreements to be entered into in connection therewith. I further authorize my spouse to amend, modify or terminate such Parent LPA, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by my spouse shall be binding on any community property interest I have in all property which is the subject of the Parent LPA and on my executors, administrators, heirs and assigns, each as fully as if I had signed such amendment, modification, waiver or termination.

I am aware that the legal, financial and other matters contained in the Rollover Agreement and the agreements to be entered into in connection therewith are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Rollover Agreement and the agreements to be entered into in connection therewith that I hereby waive such right.

Acknowledged and agreed this __ day of
_________ 2026

Signature of Spouse

Address of Spouse:

Email of Spouse:

Schedule I

Rollover Unrestricted Shares	Intermediate Exchange Interests	Parent Exchange Interests
6,674,010	66.74010	6,674,010 Class A Units